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Exhibit 2.2

AMENDMENT NO.1 TO THE AGREEMENT AND PLAN OF REORGANIZATION

        This Amendment No.1 to the Agreement and Plan of Reorganization (this "Amendment") is made and entered into as of November 4, 2002, by and between MacroPore Biosurgery, Inc., a Delaware corporation ("MacroPore"), StemSource, Inc., a Delaware corporation ("StemSource") and MS Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of MacroPore ("Acquisition Sub"). Capitalized terms used herein that are not defined herein shall have the definition ascribed to them in the Merger Agreement (as defined below):

RECITALS

        A.    The Company, StemSource and Acquisition Sub entered into that certain Agreement and Plan of Reorganization dated October 9, 2002 (the "Merger Agreement");

        B.    The Company, StemSource and Acquisition Sub desire to amend the Merger Agreement so as to (i) make clear the third-party beneficiary rights that are intended by the terms of the Merger Agreement and (ii) more clearly define the contingent obligation of MacroPore to list certain shares of its Common Stock for trading on a stock exchange; and

        C.    To be amended, Section 7.3 of the Merger Agreement requires the consent of each of MacroPore, StemSource and Acquisition Sub.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Amendments.

          A.    The following is added in the appropriate location as a new Defined Term in Section 1.1 of the Merger Agreement:

            "Liquid Market" means the New York Stock Exchange, the American Stock Exchange, the Nasdaq Stock Market, the Neuer Markt, the Frankfurt Stock Exchange, or any other stock exchange or over-the-counter trading system (other than the New York Stock Exchange, the American Stock Exchange, the Nasdaq Stock Market, the Neuer Markt, or the Frankfurt Stock Exchange) on which MacroPore's Common Stock has maintained an average daily trading volume of at least 10,000 shares over any consecutive 20 trading days, with the last of such 20 trading days occurring no more 20 trading days prior to the date of listing of Merger Shares pursuant to Section 8.7 hereof.

          B.    Section 9.3 of the Merger Agreement is hereby amended and replaced in its entirety as follows:

            "9.3    No Third Party beneficiary.    The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than (i) any Person entitled to indemnity under Article VIII and (ii) any Person entitled to the benefits of Sections 8.6, 8.7, 8.8 or 8.9."

          C.    Section 8.7 of the Merger Agreement is amended and replaced in its entirety as follows:

            "Listing of Merger Shares.    MacroPore hereby agrees that it will make commercially best efforts to list the Merger Shares for trading on a Liquid Market within twelve (12) months following the Closing. On or before the date that is thirteen (13) months following the Closing (the "Closing Anniversary Date"), if the Merger Shares are not then listed on a Liquid

    Market, any StemSource Stockholder may then demand, at any time within ten (10) Business Days following the Closing Anniversary Date, that MacroPore purchase, within ten (10) Business Days following such ten (10) day period, any or all of the Merger Shares held by such StemSource Stockholder at the average of the reported closing price per share of MacroPore shares over the 20 trading days prior to the date of demand."

        2.    Governing Law.    This Amendment shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

        3.    Agreement to Remain in Effect.    Except as specifically otherwise modified herein, the Merger Agreement as previously executed remains in full force and effect.

        4.    Counterparts.    This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        This Amendment No. 1 to the Agreement and Plan of Reorganization has been executed effective as of the date first written above.

MACROPORE BIOSURGERY, INC., a Delaware corporation
By:	/s/ CHRISTOPHER J. CALHOUN Christopher J. Calhoun, President and Chief Executive Officer
STEMSOURCE, INC., a Delaware corporation:
By	/s/ MARC HEDRICK Marc Hedrick, M.D., President
MS ACQUISITION, INC., a Delaware corporation
By:	/s/ CHRISTOPHER J. CALHOUN Christopher J. Calhoun, President

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO THE
AGREEMENT AND PLAN OF REORGANIZATION]

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  Exhibit 2.2
AMENDMENT NO.1 TO THE AGREEMENT AND PLAN OF REORGANIZATION